SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BSB Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of BSB Bancorp, Inc. The meeting will be held at Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts on Wednesday, May 9, 2012 at 6:00 p.m., Eastern time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Directors and officers of the Company, as well as a representative of Shatswell, MacLeod & Company, P.C., the Company’s independent registered public accounting firm, are expected to be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Robert M. Mahoney
President and Chief Executive Officer

BSB Bancorp, Inc.

2 Leonard Street

Belmont, Massachusetts 02478

617-484-6700

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	6:00 p.m., Eastern time, on Wednesday, May 9, 2012

PLACE	Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts

ITEMS OF BUSINESS	(1) The election of four directors, each to serve for a term of three years.

(2) The ratification of the selection of Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm for fiscal year 2012.

(3) An advisory, non-binding vote to approve the executive compensation described in the proxy statement.

(4) An advisory, non-binding vote regarding how frequently stockholders will vote on our executive compensation.

(5) The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on March 15, 2012.

PROXY VOTING	It is important that your shares be represented at the annual meeting whether or not you plan to attend. You may vote by completing, signing and dating the proxy card or voting instruction card and promptly returning it in the envelope provided.

By Order of the Board of Directors,

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 5, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012—THIS NOTICE, THE PROXY STATEMENT, THE PROXY CARD, AND BSB BANCORP, INC.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.cfpproxy.com/7070.

BSB Bancorp, Inc.

Proxy Statement

General Information

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors of BSB Bancorp, Inc. (“BSB Bancorp” or the “Company”) for the 2012 annual meeting of stockholders and for any adjournment or postponement of the meeting. The Company is the holding company for Belmont Savings Bank (“Belmont Savings” or the “Bank”).

We are holding the annual meeting at Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts on Wednesday, May 9, 2012 at 6:00 p.m., Eastern time. We intend to mail this proxy statement and the enclosed proxy card beginning on or about April 5, 2012, to stockholders of record as of March 15, 2012.

Information about Voting

Who Can Vote at the Meeting

You are entitled to vote the shares of BSB Bancorp common stock that you owned as of the close of business on March 15, 2012. As of the close of business on March 15, 2012, a total of 9,172,860 shares of BSB Bancorp common stock were outstanding. Except as described in the paragraph below, each share of common stock is entitled to one vote.

The Company’s Articles of Incorporation provide that record owners of Company common stock that is beneficially owned (as defined in the Articles of Incorporation) by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock.

Ownership of Shares; Attending the Meeting

You may own shares of BSB Bancorp in one of the following ways:

•	Directly in your name as the stockholder of record; or

•	Indirectly through a broker, bank or other holder of record in “street name.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us by returning the enclosed proxy card or to vote in person at the meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of BSB Bancorp common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

Quorum and Vote Required

Quorum. We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect four directors, each to serve for a term of three years and until their respective successors have been elected and qualified. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of Shatswell, MacLeod & Company, P.C. as our independent registered public accounting firm for 2012, the affirmative vote of a majority of the votes cast on the proposal is required.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, you may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

In voting on the advisory, non-binding vote on how frequently a stockholder vote on executive compensation matters should be held, you may vote in favor of holding such a vote once every year, once every two years or once every three years, or you may abstain from voting. Generally, except for the election of directors, approval of any proposal presented to the Company’s stockholders requires the affirmative vote of a majority of the votes cast on the proposal. However, because this vote is advisory and non-binding, if none of the vote frequency options receives the affirmative vote of a majority of the votes cast on the proposal, the vote frequency option receiving the greatest number of votes will be considered the frequency option recommended by the Company’s stockholders. Even though this vote will not be binding on the Board of Directors, and it will not create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on our executive compensation will be included in our proxy statements.

Broker Non-Votes. If you do not provide your broker or other record holder with voting instructions on certain non-routine matters (e.g., the election of directors and advisory votes on executive compensation matters), your broker or other record holder will not have discretion to vote your shares on these matters. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on these matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions.

How We Count Votes. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accountants, we will not count abstentions or broker non-votes, if any, as votes cast on the proposal. Therefore, abstentions will have no impact on the outcome of the proposal.

In counting votes on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

In counting votes on the advisory, non-binding proposal on how frequently to hold a stockholder vote on our executive compensation, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm;

•	for approval of the advisory, non-binding proposal to approve the executive compensation described in this proxy statement; and

•	for holding advisory, non-binding votes on our executive compensation every year.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy, vote on a later date by telephone or the Internet or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Belmont Savings Bank ESOP

If you participate in the Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”), you will receive a voting instruction card for the plan that reflects all shares you may vote under the plan. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to the participant’s account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP Trustee is May 2, 2012.

Corporate Governance and Board Matters

Directors of BSB Bancorp

BSB Bancorp has eleven directors. Directors of BSB Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The following table sets forth each director’s name, age as of December 31, 2011, the year he or she began serving as a director, including service as a director of Belmont Savings, and when his or her term expires.

Name	Position(s) Held With BSB Bancorp, Inc.	Age	Director Since	Current Term Expires
Robert J. Morrissey	Chairman of the Board	72	1990	2013
Robert M. Mahoney	Director, President and Chief Executive Officer	63	2010	2012
Hal R. Tovin	Director, Executive Vice President and Chief Operating Officer	56	2010	2013
John A. Borelli	Director	52	2006	2012
S. Warren Farrell	Director	76	1987	2014
Richard J. Fougere	Director	62	2004	2013
John W. Gahan, III	Director	63	2006	2012
John A. Greene	Director	66	1990	2014
Patricia W. Hawkins	Director	69	1996	2014
Robert D. Ward	Director	79	2010	2013
John A. Whittemore	Director	67	1998	2012

Additional biographical information regarding each director is provided below under “Proposal 1—Election of Directors.”

Executive Officers of BSB Bancorp

The following table sets forth information regarding the executive officers of BSB Bancorp as of December 31, 2011. The officers of BSB Bancorp and Belmont Savings are elected annually.

Name	Age	Positions Held
Robert M. Mahoney	63	President and Chief Executive Officer of BSB Bancorp, Inc. and Belmont Savings Bank
John A. Citrano	48	Executive Vice President, Chief Financial Officer and Corporate Secretary of BSB Bancorp, Inc. and Belmont Savings Bank
Hal R. Tovin	56	Executive Vice President and Chief Operating Officer of BSB Bancorp, Inc. and Belmont Savings Bank
Christopher Y. Downs	61	Executive Vice President—Consumer Lending and Auto Finance of Belmont Savings Bank
Carroll M. Lowenstein, Jr.	52	Executive Vice President—Commercial Real Estate Lending of Belmont Savings Bank

Below is information regarding our executive officers who are not also directors. Except as indicated below, each executive officer has held his current position for at least the last five years.

John A. Citrano. Mr. Citrano is the Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of BSB Bancorp, Inc. He is responsible for the leadership, direction and management of the entire accounting and finance operation. Mr. Citrano began his career with Belmont Savings Bank in 1987 as an Internal Auditor. He was named Treasurer in 1994 and Senior Vice President and Chief Financial Officer in 2000.

He serves on many of the Bank’s internal committees. Mr. Citrano received his Bachelor of Science in Business Administration degree from Merrimack College and his Master of Business Administration degree from Bentley University. Mr. Citrano serves as a Board Member of the Watertown Belmont Chamber of Commerce. He is also a member of the Financial Managers Society and Treasurers Club of Boston. Mr. Citrano served as a volunteer for Junior Achievement, a non-profit organization that strives to inspire and prepare young people to succeed in the global economy.

Christopher Y. Downs. Mr. Downs is Executive Vice President for Consumer Lending at Belmont Savings Bank. He is responsible for all of the Bank’s consumer lending activities including Residential Mortgage, Home Equity, Auto and Small Business lending and support functions. Prior to joining Belmont in July, 2010, Mr. Downs was Group Executive Vice President of Citizens Financial Group, Inc. (“CFG”). CFG is one of the 20 largest commercial bank holding companies in the United States ranked by assets and deposits. In addition, Mr. Downs lead the core servicing support units for all consumer real estate and installment lending products as well as Merchant Processing. He was also a member of CFG’s Executive Policy Committee, the company’s senior management team. Before joining CFG in 1994, Mr. Downs spent 12 years at Chase Manhattan Corporation. As a regional banking and consumer finance executive, Mr. Downs was responsible for the sale of all consumer loan products distributed through Chase’s five regional banking divisions. Mr. Downs graduated with a B.A. from Middlebury College in Vermont, and received his M.B.A. from the University of New Hampshire’s Whittemore School of Business and Economics. He is a recently retired member of the board of directors of Lincoln School of Providence, where he co-chaired the development committee and was a member of the finance committee. Mr. Downs currently serves on the Advisory Board for the International Institute of Rhode Island and has worked in the Rhode Island Mentoring Program for over nine years.

Carroll M. Lowenstein, Jr. Mr. Lowenstein is Executive Vice President—Commercial Real Estate Lending at Belmont Saving Bank. He manages the Bank’s Commercial Real Estate Lending and related deposit gathering functions and provides oversight for all of the Bank’s commercial lending and portfolio management activities. Prior to joining Belmont Savings Bank in September, 2010, he held similar roles at Citizens Financial Group, Inc. (seven years) managing the Suburban Massachusetts Team of Commercial Real Estate Lenders and Portfolio Managers and Cambridgeport Bank (fifteen years) as Director of Commercial Lending. Earlier in his career, Mr. Lowenstein was the Commercial Credit Manager and Commercial Loan Operations Manager at USTrust/Essex. He is a graduate of Harvard College and is also a licensed Real Estate Broker in the Commonwealth of Massachusetts.

Board Independence

The Board of Directors has determined that each director, with the exception of director Mahoney and director Tovin, is “independent” as defined in the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”). Messrs. Mahoney and Tovin are not independent because they are executive officers of BSB Bancorp.

In determining the independence of our directors, the Board of Directors considered relationships between BSB Bancorp and our directors including relationships that are not required to be reported under “Other Information Relating to Directors and Executive Officers—Transactions With Certain Related Persons,” including deposit accounts that our directors maintain at Belmont Savings.

Board Leadership Structure

The positions of Chairman of the Board and President and Chief Executive Officer of the Company are held by different individuals. By maintaining the separate positions of Chairman and Chief Executive Officer, the Company believes it enhances the ability of the Board of Directors to provide strong, independent oversight of the Company’s management and affairs.

Risk Oversight

The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the

Company’s credit, compliance, liquidity and operations, as well as the risks associated with each of these matters. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Company and Belmont Savings Bank maintain additional committees, such as the Compliance and CRA Committee, which include members of the Board of Directors and management and assist the Board of Directors in the oversight of specific risks. The Compliance and CRA Committee is composed of two directors and ten officers who are not directors, and oversees the management of compliance risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full Board of Directors is regularly informed regarding all such risks.

Meetings and Committees of the Board of Directors

We conduct business through meetings of our Board of Directors and its Committees. From June 2, 2011, when BSB Bancorp was incorporated, until December 31, 2011, the Board of Directors of BSB Bancorp met 3 times. In addition, during the year ended December 31, 2011, the Board of Directors of Belmont Savings met 8 times. Each of our directors attended at least 75% of the total number of BSB Bancorp Board meetings held and committee meetings on which such director served during 2011.

The Board of Directors of BSB Bancorp has established standing committees, including a Compensation Committee, a Nominating Committee and an Audit Committee. Each of these committees is comprised solely of independent directors as defined by Nasdaq rules, and operates under a written charter that governs its composition, responsibilities and operations. The charters of all three committees are available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at http://www.belmontsavings.com.

The table below sets forth the directors serving on each of the listed committees of our Board of Directors, and the number of meetings held by such committee between June 2, 2011, when BSB Bancorp was incorporated, and December 31, 2011. The table also provides the number of meetings held by the comparable committee of Belmont Savings Bank during 2011.

Name	Nominating		Compensation		Audit
John A. Borelli			X
S. Warren Farrell			X
Richard J. Fougere					X	*
John W. Gahan, III					X
John A. Greene			X		X
Patricia W. Hawkins	X
Robert J. Morrissey	X	*	X	*
Robert D. Ward
John A. Whittemore	X		X

Number of Meetings of BSB Bancorp committee in 2011	1		2		8
Number of Meetings of Belmont Savings committee in 2011	2		5		10

*	Denotes Chair of each listed committee of the BSB Bancorp Board of Directors.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated director Richard Fougere as an “Audit Committee Financial Expert” for the Audit

Committee, as that term is defined by the rules and regulations of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and other executives. The Compensation Committee reviews all compensation components including base salary, bonus, benefits and other perquisites. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee, management and compensation consultants in determining the amount and form of executive compensation. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Compensation Committee Report.”

Nominating Committee. The Company’s Nominating Committee identifies individuals qualified to become board members, selects nominees for election as directors and assists the Board of Directors in developing and maintaining corporate governance guidelines. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are set forth below under “Nominating Committee Procedures.”

Nominating Committee Procedures

Qualifications. The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. First, a candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include a residency requirement, an age requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements for service on the Board of Directors set forth in any Board governing documents.

The Nominating Committee will consider the following criteria in selecting nominees for initial election or appointment to the Board: contributions to the range of talent, skill and expertise for the Board; financial, regulatory and business experience and skills; familiarity with and participation in the local community; integrity, honesty and reputation in connection with upholding a position of trust with respect to customers; dedication to the Company and its stockholders; independence; and any other factors the Nominating Committee deems relevant, including diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but the diversity of the Board is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Director Nomination Process. The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Belmont Savings Bank. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth below. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria, set forth above. In addition, the Nominating Committee will interview the candidate and conduct a check of the candidate’s background.

Consideration of Recommendations by Stockholders. It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders. To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairperson of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.	The name of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934;

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.	As to the stockholder making the recommendation, the name and address of such stockholder as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders (regardless of whether the stockholder recommending the nomination seeks to have the nominee included in the Company’s proxy statement), the recommendation must be received by the Nominating Committee at least 150 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year, or no later than ten days after public announcement of the date of the annual meeting in the case of the Company’s first annual meeting of stockholders.

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. BSB Bancorp was formed in June 2011 and did not hold an annual meeting of stockholders in 2011.

Code of Ethics and Business Conduct

BSB Bancorp and Belmont Savings have adopted a Joint Code of Ethics and Conflict of Interest Policy (the “Code of Ethics”) that is designed to ensure that our directors, officers and other employees, including our chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions, meet the highest standards of ethical conduct. The Code of Ethics is available in the Corporate Information—Governance Documents portion of the Investor Relations section of the Company’s website at http://www.belmontsavings.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T regarding “Communication with Audit Committees”, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management, the internal audit department and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Audit Committee of the Board of Directors of

BSB Bancorp, Inc.

Richard J. Fougere (Chair)

John W. Gahan, III

John A. Greene

Director Compensation

Director Compensation

Set forth below is a summary of the compensation for each of our non-employee directors for the year ended December 31, 2011. Director compensation paid to directors who are also Named Executive Officers is reflected below under “Executive Compensation—Summary Compensation Table.”

Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Robert J. Morrissey, Chairman	61,500	—	24,481	—	85,981
John A. Borelli	17,900	—	—	—	17,900
S. Warren Farrell	53,900	—	—	—	53,900
Richard J. Fougere	27,900	—	—	—	27,900
John W. Gahan, III	22,400	—	—	—	22,400
John A. Greene	28,300	—	—	—	28,300
Patricia W. Hawkins	23,000	—	—	—	23,000
Robert D. Ward	13,100	—	—	—	13,100
John A. Whittemore	53,100	—	—	—	53,100

(1)	See table below under “Director Fees” for a breakdown of fees earned in 2011.
(2)	The amount for Mr. Morrissey represents the change in the actuarial present value of his accumulated benefit under the Deferred Compensation Plan for Members of the Board.
(3)	No director perquisites or benefits exceeded $10,000.

Director Fees

All non-employee directors were paid an annual retainer of $7,500 and received fees per board and committee meetings attended in 2011. In addition, Committee Chairs received an annual retainer for holding that position and our Executive Committee Members received a $12,000 annual retainer. The table below identifies the meetings, by type, for which each non-employee director received compensation from Belmont Savings Bank during the year ended December 31, 2011.

				Executive	Audit	Compensation	Nominating	Other
	Annual		Board	Committee	Committee	Committee	Committee	Committee
	Retainer		Meetings	Meetings	Meetings	Meetings	Meetings	Meetings
Name	($)		($)	($)	($)	($)	($)	($)(6)
Robert J. Morrissey, Chairman	25,500	(1)	6,400	22,400	—	4,000	1,600	1,600
John A. Borelli	7,500		6,400	—	—	4,000	—	—
S. Warren Farrell	19,500	(2)	6,400	22,400	—	4,000	—	1,600
Richard J. Fougere	13,500	(3)	6,400	—	8,000	—	—	—
John W. Gahan, III	8,000	(4)	6,400	—	7,200	—	—	800
John A. Greene	7,500		6,400	—	8,000	4,000	—	2,400
Patricia W. Hawkins	15,000	(5)	6,400	—	—	—	1,600	—
Robert D. Ward	7,500		5,600	—	—	—	—	—
John A. Whittemore	19,500	(2)	6,400	20,800	—	3,200	1,600	1,600

(1)	Includes $12,000 retainer as a member of the Executive Committee and $6,000 retainer for serving as Chairman of the Board.
(2)	Includes a $12,000 retainer as a member of the Executive Committee.
(3)	Includes a $6,000 retainer for chairing the Audit Committee.
(4)	Includes a $500 retainer for chairing the CRA & Compliance Committee.
(5)	Includes a $7,500 retainer for serving as Clerk of the Corporation.
(6)	Fees payable as a result of meetings of the 401(k) Plan Committee, Investment Committee and CRA & Compliance Committee.

Director Plans

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan that is designed to reward the Board of Directors for any increase in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in our initial public offering in 2011, are excluded from consideration. Each member of the Board of Directors is eligible to participate in the plan. If there is any capital appreciation as of December 31, 2012, we will establish a bonus pool equal to 5% of the capital appreciation for members of the board of directors. The bonus pool will increase by a dollar amount equal to 1% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each participant is entitled to receive a fixed percentage of the pool, which will be payable on June 30, 2014. However, if the participant is not serving as a member of the Board of Directors on June 30, 2014 for any reason other than death, the participant will forfeit the right to receive any payments under the plan. The Capital Appreciation Plan will terminate in accordance with its terms following the 2012 plan year.

Deferred Compensation Plan for Members of the Board of Investment. Effective January 1, 2005, Belmont Savings Bank adopted the Deferred Compensation Plan for Members of the Board of Investment. Mr. Morrissey is the only participant in the plan. Upon Mr. Morrissey’s separation from service on the Board for any reason other than death, Mr. Morrissey will be entitled to an annual benefit equal to 41% of his average compensation utilizing the three highest years of compensation paid to Mr. Morrissey. The annual benefit will be paid in quarterly installments for a period equal to Mr. Morrissey’s completed years of service as a member of the Board. In the event of Mr. Morrissey’s death, his beneficiary will receive a lump sum payment equal to the present value of the benefits that would have been paid to Mr. Morrissey under the plan if he had retired on his date of death.

Deferred Compensation Agreements. Belmont Savings Bank entered into deferred compensation agreements with Mr. Morrissey, Mr. Borelli, Mr. Farrell, Mr. Gahan and Ms. Hawkins. Each agreement allows for the director to elect to defer a portion of his or her director fees to an individual deferred compensation account established by Belmont Savings Bank, provided however that the minimum amount of deferrals elected for any plan year is $5,000. Each director’s deferred compensation account balance will be credited with earnings on a monthly basis based on the five year certificate of deposit yield as published by the Wall Street Journal. Each director is always 100% vested in his or her deferred compensation account balance.

The deferred compensation account balance will be payable to the director (or to the director’s beneficiary in the event of death) in monthly installments for 60 months following the director’s date of termination from the Board. Each director will continue to accrue earnings on his or her deferred compensation account balance until it is paid in full.

Stock Ownership

The following table provides information with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Percentages are based upon 9,172,860 shares outstanding as of March 27, 2012.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Wellington Management Company, LLP (1) 280 Congress Street Boston, MA 02210	908,127	9.9%

Farley Capital II L.P. (2) Stephen Farley LLC Stephen L. Farley Farley Associates II LLC Labrador Partners L.P. FA Newfoundland LLC Newfoundland Partners L.P	666,541	7.3%

Sandler O’Neill Asset Management, LLC (3) Terry Maltese 150 East 52nd St, 30th Floor New York, New York 10022	500,800	5.5%

Belmont Savings Bank (4) Employee Stock Ownership Plan Trust 2 Leonard Street Belmont, Massachusetts 02478	458,643	5%

(1)	On a Schedule 13G filed on February 14, 2012, Wellington Management Company, LLP (“Wellington”) reported shared dispositive power with respect to 908,127 shares of the Company’s common stock and shared voting power with respect to 731,800 shares of the Company’s common stock. Wellington also reported that the securities as to which the Schedule 13G was filed by Wellington, in its capacity as investment adviser, are owned of record by clients of Wellington Management.
(2)	On a Schedule 13G/A filed on February 14, 2012: Farley Capital II L.P., Stephen Farley LLC and Stephen L. Farley each reported shared dispositive and voting power with respect to 666,541 shares of the Company’s common stock; Farley Associates II LLC and Labrador Partners L.P. each reported shared dispositive and voting power with respect to 444,990 shares of the Company’s common stock; and FA Newfoundland LLC and Newfoundland Partners L.P each reported shared dispositive and voting power with respect to 152,984 shares of the Company’s common stock.
(3)	On a Schedule 13G filed on February 14, 2012, Sandler O’Neill Asset Management, LLC reported shared voting and dispositive power with respect to 480,800 shares of the Company’s common stock and Terry Maltese reported sole voting and dispositive power with respect to 20,000shares of the Company’s common stock and shared voting and dispositive power with respect to 480,000 shares of the Company’s common stock.
(4)	Includes 3,822 shares that have been allocated to participants’ accounts as of December 31, 2011. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.

The following table provides information as of March 27, 2012 about the shares of Company common stock that may be considered to be beneficially owned by each director or nominee for director of the Company, by the executive officers named in the Summary Compensation Table and by all directors, nominees for director and executive officers of the Company as a group. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security and each of the named individuals has sole voting and investment power with respect to the shares shown. Percentages are based upon 9,172,860 shares outstanding as of March 27, 2012.

Name	Number of Shares Owned		Percent of Common Stock Outstanding

Directors and Nominees:
Robert J. Morrissey, Chairman	58,175	(1)	*
John A. Borelli	10,000		*
S. Warren Farrell	46,000	(2)	*
Richard J. Fougere	20,000		*
John W. Gahan, III	10,000		*
John A. Greene	800		*
Patricia W. Hawkins	10,000	(3)	*
Robert M. Mahoney	87,421	(4)	*
Hal R. Tovin	30,000		*
Robert D. Ward	5,000		*
John A. Whittemore	30,000		*
			*
Named Executive Officers Other Than Directors:
John A. Citrano	9,887	(5)	*
Christopher Y. Downs	9,470		*
Carroll M. Lowenstein, Jr.	20,000		*

All Executive Officers, Directors and Nominees, as a Group (14 persons)	346,753		3.8%

*	Represents less than 1% of the Company’s outstanding shares.
(1)	Includes 24,211 shares held by Mr. Morrissey’s spouse.
(2)	Includes 15,000 shares held by Mr. Farrell’s spouse and 4,000 shares held in a limited liability company.
(3)	All shares are held by Ms. Hawkins as trustee for the Patricia W. Hawkins Trust.
(4)	Includes 246 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.
(5)	Includes 235 shares held in the Belmont Savings Bank Employee Stock Ownership Plan.

Proposal 1 — Election of Directors

The Board is divided into three classes with three-year staggered terms, with approximately one-third of the directors elected each year. We currently have eleven directors. The Board has nominated our four directors with terms expiring in 2012, Robert M. Mahoney, John A. Borelli, John W. Gahan, III, and John A. Whittemore, for election as directors at this year’s annual meeting to serve for a term of three years and until their respective successors have been elected and qualified.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the Board’s nominees named above. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of all nominees.

The business experience of each of our directors is set forth below. Information is also provided regarding the person’s experience, qualifications, attributes or skills that caused the Nominating Committee and Board of Directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

Nominees for Election of Directors

The nominees standing for election to serve for a three-year term are:

Robert M. Mahoney. Mr. Mahoney is President and Chief Executive Officer of Belmont Savings Bank. Prior to joining Belmont Savings Bank in May, 2010, Mr. Mahoney was Executive Vice Chairman of Citizens Financial Group, Inc. (“CFG”) until retiring in 2008. He joined CFG in 1993 as President and CEO of Citizens Bank of Massachusetts after serving 22 years in various domestic and international management positions at Bank of Boston. During his five years as President of Citizens in Massachusetts, Mr. Mahoney led the new bank through significant expansion. Mr. Mahoney has held several community leadership positions in Massachusetts. He currently serves as co-chair of the Town of Belmont’s Economic Advisory Committee. He is a past chairman of the United Way Board of Directors and Executive Committee and serves on the University of Massachusetts Amherst Foundation Board. He is a member of the board of directors of the Sitel Corporation and International Data Group. Mr. Mahoney also sits on the Archdiocese of Boston Finance Council. Mr. Mahoney received his M.B.A. from Columbia Business School and is a graduate of the University of Massachusetts, where he earned a Bachelor of Science degree in Chemistry. He received the 1996 Distinguished Alumnus Award from the University of Massachusetts, the 2006 Columbia University, School of Business Leadership Award and is the recipient of the 2009 Henry L. Shattuck Boston City Champion Award for public service.

Mr. Mahoney’s extensive executive management experience at other financial institutions, including CFG, a subsidiary of a major publicly-traded banking organization, was instrumental in the Board of Directors’ decision to appoint him as President and Chief Executive Officer and as a member of the board of Belmont Savings Bank for its transition to public stock ownership. In particular, Mr. Mahoney’s demonstrated record in assembling an integrated management team with a record of achieving significant growth at other financial institutions was important to the board in light of the significant growth called for in Belmont Savings Bank’s business plan following the conversion. Finally, Mr. Mahoney’s broad industry knowledge and experience, as well as his knowledge of Belmont Savings Bank’s market area, were important to the board in its decision to appoint Mr. Mahoney as President and Chief Executive Officer and as a member of the board.

John A. Borelli. Mr. Borelli is a licensed Insurance Agent & Real Estate Broker. He is President of Borelli Insurance Agency Inc., an independently owned & operated, full service, Property & Casualty Insurance Agency, with 30 years of Service to Belmont and surrounding communities. He holds the Chartered Property Casualty Underwriter (CPCU) designation and is a graduate of Boston University. He is a member of the Insurance Advisory Committee for the Town of Belmont and is also a Town Meeting Member.

Mr. Borelli’s lengthy experience as owner and operator of an insurance agency brings valuable business and leadership skills and financial acumen to the board. Further, his longtime experience as a business owner in the Belmont community provides the board with an important perspective on the development and delivery of product offerings to such business owners.

John W. Gahan, III. Mr. Gahan has been a partner in the law firm of Murtha Cullina, and its predecessor Roche, Carens & DeGiacomo, since 1971. He is a graduate of both Yale University and Boston University Law School. For twenty-five years, Mr. Gahan was a member of the Board of Appeals in the Town of Belmont and served as the Board Chairman during most of those years. Currently, Mr. Gahan serves on the Board of Directors of the National Housing & Rehabilitation Association. Mr. Gahan also serves, or has served, on the Boards of a number of local banks, hospitals and other social organizations, including serving as Secretary and President of Winchester Country Club.

Mr. Gahan’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank.

John A. Whittemore. Mr. Whittemore has been the President of Partners Financial Insurance Agency, which focuses on employee benefits, insurance and investments, since 1970. He graduated from Colgate University in 1966, and then spent 4 years on active duty with the US Air Force followed by 7 years in the Reserves. He was honorably discharged as a Captain in 1976. His Professional Affiliations include the Boston Estate Planning & Business Council, the Boston Life Underwriters Association (BLUA), the National Association of Life Underwriters (NALU), the Association for Advanced Life Underwriters (AALU), and the National Association of CLU & CPCU. He has also served on the Board of both Winchester Country Club and the Kittansett Club.

Mr. Whittemore’s extensive executive management experience for an insurance agency, focusing on employee benefits, insurance and investments, has provided the board valuable insights into the development and marketing of such products for Belmont Savings Bank and developing such benefits for Belmont Savings Bank employees.

The following directors have terms ending in 2013:

Hal R. Tovin. Mr. Tovin is Executive Vice President and Chief Operating Officer for Belmont Savings Bank. He is responsible for the bank’s Retail, Small Business, Deposit Operations, and Technology. In addition, he leads all Marketing and Public Relations initiatives on behalf of the Bank. Prior to joining Belmont Savings in July, 2010, Mr. Tovin was Group Executive Vice President and Managing Director of the Retail Partnership Delivery Group at Citizens Financial Group, Inc. (“CFG”). He was a member of CFG’s Executive Leadership Group, the company’s senior leadership team. CFG is one of the 20 largest commercial bank holding companies in the United States ranked by assets and deposits. He was the driving force behind the development of CFG’s 500 branch in-store program. Mr. Tovin is a graduate of Brown University and has an M.B.A. from the Wharton School of Business. He is a trustee and chairman of the marketing committee and a member of the finance committee at the Boston Museum of Science. He was a former board member of Peace Games and former chairman of the board of the Boston Ad Club.

Mr. Tovin’s extensive senior management experience in marketing, retail banking and branch operations at CFG was instrumental in his appointment to the Board of Directors of Belmont Savings Bank, in light of the importance of retail banking and branch expansion in the bank’s business plan.

Richard J. Fougere. Mr. Fougere has been a shareholder and licensed CPA at Fougere & Associates since its incorporation in 1987. He graduated Magna Cum Laude from the School of Management of Boston College in 1971 and became a licensed C.P.A. in 1974. Mr. Fougere has over 30 years of experience in business, financial, tax and retirement planning matters for both businesses and individuals. Mr. Fougere has served as a member of the advisory committee to the New England Division of the PGA and as treasurer and president of the Winchester Country Club. He is currently Treasurer for the Winchester Chamber of Commerce and a member of the Winchester Hospital Foundation Advisory Council. In addition he is a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants.

Mr. Fougere’s significant expertise and background with regard to accounting matters, internal controls, the application of generally accepted accounting principles, and business finance provide the board with valuable insight into accounting issues faced by Belmont Savings Bank currently and to be faced by BSB Bancorp following conversion to public stock ownership.

Robert J. Morrissey. Mr. Morrissey, Chairman of the Board, has been a Partner in the law firm of Morrissey, Hawkins & Lynch since 1990. Prior to that time, Mr. Morrissey was a Partner with Withington, Cross, Park & Groden. He served as Belmont Town Counsel from 1974 to 2004. He is a graduate of Boston College and Harvard Law School. He serves on the Dean’s Board, Harvard Law School; the Boston College Board of Trustees, as a member of the Executive Committee and Chair of the Investment and Endowment Committee; the Society of Jesus, International Investment Advisory Committee, Vatican City; is Chair of the Investment Advisory Board of the New England Province of the Society of Jesus; and is Chair of the Investment Committee of the Finance Council of the Roman Catholic Archdiocese of Boston. He also serves as a director or trustee of several public and private funds, trusts and foundations.

Mr. Morrissey’s extensive legal experience assists the board in assessing legal and regulatory matters involving Belmont Savings Bank. Moreover, his longtime experience as counsel to the town of Belmont has provided the board with valuable insight into local community development and political issues.

Robert D. Ward. Mr. Ward is a seasoned banking executive and international consultant with more than 52 years of global experience, particularly in emerging markets. He retired from the Massachusetts Office of International Trade and Investment in 2006, after a long career with other such prestigious firms as Boston Global Partners, Inc., Bank of Boston, and Arthur D. Little. He was also Director of International Banking at BayBanks. Mr. Ward worked and traveled abroad extensively, living in three countries outside of the US and traveling to 50 others. His affiliations in professional societies include Fulbright Commission, American Hospital of Istanbul, African Studies Association, and World Affairs Council, and the Board of the Massachusetts International Trade Council.

Mr. Ward’s wide range of banking and international consulting experience in various capacities has been valuable in providing the board with perspective and insight with respect to Belmont Savings Bank’s operations.

The following directors have terms ending in 2014:

S. Warren Farrell. Mr. Farrell is a private investor and Managing Partner of A. W. Farrell Associates, LLP, a real estate holding company. He retired after 26 years of service as a Managing Director for Smith Barney where he was responsible for the firm’s sales efforts in New England in institutional fixed income. Mr. Farrell is a graduate of Harvard College and has an MBA from Boston University. He is a Member of the Belmont Capital Endowment Fund, Overseer and former Trustee of the Mount Auburn Hospital, and sits on the Advisory Board of Lexington Wealth Advisors and the Board of Visitors for the Park Street School. He has been an active member of the Belmont community including Chairman of the Belmont School Committee, Town Meeting Member, Chairman of the Cable Advisory Committee, Founding Board Member of the Foundation for Belmont Education, and Founding Board Member of the Alumni and Friends of Belmont High School.

Mr. Farrell’s experience with a major brokerage firm and as a private investor has been of significant benefit to the Board of Directors in analyzing financial transactions and assessing securities investment and asset management strategies for Belmont Savings Bank. Further, his years of experience at the brokerage firm as well as his extensive community activities have provided Belmont Savings Bank with valuable business contacts and insights.

John A. Greene. Mr. Greene co-owns the John J. Greene Funeral Home, where he has worked since the age of 18. He holds a degree in Funeral Service from New England Institute and has been a funeral director and embalmer licensed by the State of Massachusetts since 1966. A lifelong resident of Belmont, he is a former Belmont Town Meeting Member, a past Treasurer of the Rotary Club, and former member of the Belmont Town Club. He served on Belmont’s Sesquicentennial Anniversary Planning Committee, lent his expertise to the Belmont Fire Station Reuse Committee, and currently serves on the Belmont Fire Station Building Committee. Mr. Greene has also coached several youth sports teams.

Mr. Greene’s years of experience as co-owner and operator of a small business in the Belmont community brings valuable business skills and insights to the Board of Directors. Moreover, his community contacts through his business operations and through his community service have been valuable to business development activities of Belmont Savings Bank.

Patricia W. Hawkins. Mrs. Hawkins is a retired Licensed Clinical Social Worker, most recently with the Center for Mental Health in Waltham. She is a graduate of University of Massachusetts and Boston College. She is a past president and current member of the Board of Directors and Voter Service Coordinator with the Belmont League of Women Voters. She is also the Secretary of the Webster Island Beach Association.

Ms. Hawkins’ community activities and volunteer service provide the Board of Directors with perspective on developments in Belmont Savings Bank’s community. Her experiences and skills also contribute to the board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives and other qualities that are beneficial to the bank.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Shatswell, MacLeod & Company, P.C. to be its independent registered public accounting firm for the 2012 fiscal year, subject to ratification by stockholders. A representative of Shatswell, MacLeod & Company, P.C. is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of Shatswell, MacLeod & Company, P.C. is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Shatswell, MacLeod & Company, P.C. as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees billed to the Company for the fiscal years ending December 31, 2011 and December 31, 2010 by Shatswell, MacLeod & Company, P.C.

	2011	2010

Audit Fees	$117,500	$49,991
Audit-Related Fees	—	—
Tax Fees	21,000	20,180
All Other Fees (1)	261,275	1,500

(1)	For 2011, All Other Fees related to the Company’s stock offering. For 2010, All Other Fees related to a review of SERP distributions.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the independent registered public accounting firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended December 31, 2011, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our Named Executive Officers listed in the Summary Compensation Table under the heading “Executive Compensation”, is described below under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), shareholders will be asked at the 2012 Annual Meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourages all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Proposal 4 — Frequency of Advisory Votes On Executive Compensation

In accordance with Section 14A of the Exchange Act, we are providing a shareholder advisory vote to approve the compensation of our Named Executive Officers (the “say-on-pay” advisory vote in Proposal 3 above) this year, and we will do so at least once every three years. Pursuant to Section 14A of the Exchange Act, at the 2012 Annual Meeting we are also asking shareholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future shareholder “say-on-pay” advisory votes on executive compensation be conducted every year. Although the Board of Directors recommends a “say-on-pay” vote every year, shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove of the Board of Directors’ recommendation.

Although this advisory vote regarding the frequency of say-on-pay votes is non-binding on the Board of Directors, the Board of Directors and the Compensation Committee will review the voting results and take them into consideration when deciding how often to conduct future say-on-pay shareholder advisory votes.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the One Year frequency option.

The Board of Directors unanimously recommends that you vote “FOR” the One Year frequency option.

Compensation Discussion and Analysis

Compensation Objectives

Our compensation objectives begin with the premise that our success depends, in large part, on the dedication and commitment of the people we place in key management positions, and the incentives we provide such persons to successfully implement our business strategy and other corporate objectives. The overall objective of our compensation program is to retain, motivate and reward employees and officers (including Named Executive Officers, as defined below) for performance and to provide competitive compensation to attract talent to our organization. We recognize that we operate in a competitive environment for talent. Therefore, our approach to compensation considers the full range of compensation techniques that enable us to compare favorably with our peers as we seek to attract and retain key personnel. We assess our program from a risk perspective and using best practices.

We intend to base our compensation decisions as a public company on four basic principles:

•

Meeting the Demands of the Market—Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Aligning with Stockholder Interest—As a public company, we intend to use equity compensation as a key component of our compensation program to develop a culture of ownership among our key personnel and to align their individual financial interests with the interests of our stockholders.

•	Driving Performance—We will base compensation in part on the attainment of company-wide, business unit and individual targets that contribute to our earnings within a prudent risk tolerance.

•	Reflecting our Business Philosophy—Our approach to compensation reflects our values and the way we do business in the communities we serve.

Prior to our initial public offering, our compensation program relied on two primary elements: (i) base compensation or salary; and (ii) cash-based incentive compensation. Following our initial public offering, we expect that equity-based, long-term incentive compensation will also become an important element of our executive compensation program. Our ability to introduce equity awards to our compensation program will depend on stockholder approval of an equity-based compensation program and compliance with applicable regulatory guidelines relating to such programs. As a public company, we believe that we can meet the objectives of our compensation philosophy by achieving a balance among these elements of compensation that is competitive with our industry peers and that creates appropriate incentives for our management team. To achieve the necessary balance, we expect that the Compensation Committee of our Board of Directors will work closely with independent compensation advisors to provide us with their expertise on competitive compensation practices and help us evaluate and compare our compensation program and financial performance with that of our peers.

To date, executive officers have been compensated only for services to Belmont Savings Bank. BSB Bancorp, Inc. and Belmont Savings Bank expects to continue this practice. However, any future equity-based awards made as part of Belmont Savings Bank’s executive compensation will be made in BSB Bancorp, Inc. common stock.

This discussion is focused specifically on the compensation of BSB Bancorp, Inc.’s executive officers, each of whom is named in the Summary Compensation Table which appears later in this section under the heading “—Executive Compensation.” These five executive officers are referred to in this discussion as “Named Executive Officers.”

Name	Title
Robert M. Mahoney	President and Chief Executive Officer
John A. Citrano	Executive Vice President, Chief Financial Officer and Corporate Secretary
Hal R. Tovin	Executive Vice President and Chief Operating Officer
Christopher Y. Downs	Executive Vice President—Consumer Lending and Auto Finance
Carroll M. Lowenstein, Jr.	Executive Vice President—Commercial Real Estate Lending

Designing Our Compensation Program.

Our compensation program is designed to reward the Named Executive Officers based on their level of assigned management responsibilities and performance levels. The creation of long-term value is highly dependent on the development and effective execution of a sound business strategy by our Named Executive Officers. Other considerations influencing the design of our executive compensation program are:

•	experience in the financial services industry that promotes the safe and sound operation of Belmont Savings Bank;

•	ensure sound risk management;

•	executives with sufficient experience in our markets relating to the needs of our customers, products and investments in various phases of the economic cycle;

•	disciplined decision-making that respects our business plan but adapts quickly to change;

•

the retention and development of incumbent executives who meet or exceed performance objectives, since recruiting executives can be expensive, unpredictable, and may have a disruptive effect on our operations;

•	the compensation and employment practices of Belmont Savings Bank’s competitors within the financial services industry and elsewhere in the marketplace; and

•	each executive’s individual performance and contribution in helping us achieve our corporate goals, which may be subjective in nature.

Role of the Compensation Committee and Certain Executive Officers. Our Compensation Committee and certain executive officers have a significant role in helping us achieve our compensation objectives and designing our compensation program. The Compensation Committee is responsible for overseeing and making recommendations to the full Board of Directors with respect to our compensation program related to the Named Executive Officers. The Compensation Committee regularly evaluates and approves the elements of total compensation payable to the Named Executive Officers. In making these determinations, the Compensation Committee considers each Named Executive Officer’s level of job responsibility, the compensation paid by peers for similar levels of responsibility, industry survey data regarding executive compensation, the financial condition and performance of Belmont Savings Bank.

The executive officers who serve as a resource to the Compensation Committee are the President and Chief Executive Officer, the Executive Vice President, Chief Financial Officer and Corporate Secretary, and the Senior Vice President and Director of Human Resources. These executives provide the Compensation Committee with input regarding Belmont Savings Bank’s employee compensation philosophy, process and compensation decisions for employees other than themselves. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate senior management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future evaluations and otherwise supply information to assist the Compensation Committee. The Executive Vice President, Chief Financial Officer

and Corporate Secretary may provide information to evaluate the estimated financial impact regarding any proposed changes to the various elements of compensation. The President and Chief Executive Officer also provides information about individual performance assessments for the other Named Executive Officers, and expresses to the Compensation Committee his views on the appropriate levels of compensation for the other Named Executive Officers for the ensuing year.

Three executives participate in Compensation Committee activities purely in an informational and advisory capacity and have no vote in the Compensation Committee’s decision-making process. The President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Corporate Secretary, and the Senior Vice President and Director of Human Resources do not attend those portions of compensation committee meetings during which their performance is evaluated or their compensation is being determined. No executive officer other than the President and Chief Executive Officer, Executive Vice President, Chief Financial Officer and Corporate Secretary, and Senior Vice President and Director of Human Resources attends those portions of compensation committee meetings during which the performance of the other Named Executive Officers is evaluated or their compensation is being determined.

Use of Consultants. The Compensation Committee periodically engages independent compensation consultants to assist it in the compensation process for the Named Executive Officers. The consultants, who are retained by and report to the Compensation Committee, work with the President and Chief Executive Officer in performing services for the Compensation Committee. The consultants provide expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other similarly situated companies. The consultants also provide survey data and assist in assembling relevant comparison groups for various purposes and establishing benchmarks for base salary and cash incentives from the survey and comparison group.

Elements of Compensation

Our compensation program with respect to our Named Executive Officers primarily consists of the following:

•	base salary, which is designed to provide a reasonable level of predictable income commensurate with the market standards for the executive’s position;

•	non-equity incentive compensation which is based on specified goals and benchmarks as designed by senior management and approved by the Compensation Committee;

•	severance benefits payable pursuant to severance agreements between certain executive officers and Belmont Savings Bank;

•	retirement benefits payable pursuant to our tax-qualified and non-qualified plans; and

•	other broad-based benefits.

The Compensation Committee seeks to create what it believes is the best mix of each element of compensation in delivering the Named Executive Officer’s total compensation. For each Named Executive Officer, a significant percentage of total cash compensation is at-risk, meaning that it will generally be earned when BSB Bancorp, Inc. or the Named Executive Officer is successful in ways that are aligned with and support BSB Bancorp, Inc.’s interests.

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. On an annual basis, the Compensation Committee reviews the base salaries of the Named Executive Officers and primarily considers:

•	market data for peer institutions and direct competitors located in Massachusetts and the northeast region;

•	internal review of the Named Executive Officer’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including tax and accounting impact of the base salaries.

Base salaries are reviewed annually and adjusted from time-to-time to realign base salaries with market levels after taking into account the considerations above. Details regarding base salary are included in the Summary Compensation Table following this section.

For 2012, the Compensation Committee engaged Arthur Warren Associates to assist the Compensation Committee in determining the appropriate 2012 base salary levels for all Named Executive Officers. The survey sources included the Massachusetts Bankers Association Banking Compensation Survey and the Connecticut Bankers Association Bank Compensation Survey, each as prepared by Pearl Meyer & Partners. The surveys provided compensation information for a peer group of publicly traded and mutual financial institutions with assets ranging from $750 million to $1.5 billion in the New England area. The peer group included the following financial institutions:

Avidia Bank	Greylock Federal Credit Union
Bangor Savings Bank	HarborOne Credit Union
Bank Newport	Institution for Savings Newburyport
Bank Rhode Island	Middlesex Savings Bank
Belmont Bank	Naugatuck Savings Bank
Berkshire Bank	Pawtucket Credit Union
Bristol County Savings Bank	PeoplesBank
Brookline Bank	Rockland Trust
Cambridge Savings Bank	Salem Five Cents Savings Bank
Century Bank and Trust Company	The First, N.A.
Country Bank	The Cape Cod 5 Cents Savings Bank
Dedham Institution for Savings	The Washington Trust Company
Digital Federal Credit Union	Unibank
East Boston Savings Bank	Watertown Savings Bank
Eastern Bank	Webster Bank

The Compensation Committee believes that using compensation data for this peer group was appropriate given the potential to increase our asset size following the completion of our stock offering. Based on the peer group data, the Compensation Committee affirms that compensation paid to the Named Executive Officers generally falls between the peer group ranges.

The Compensation Committee set the base salaries for Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein at $450,000, $184,380, $350,000, $268,000, and $200,000, respectively, for 2011, based on the considerations set forth above. In November and December of 2011, the Compensation Committee changed the titles of Messrs. Citrano and Lowenstein, respectively, to Executive Vice President and increased their salaries by $5,620 and $5,000, respectively, so that Mr. Citrano’s base salary was increased to $190,000 and Mr. Lowenstein’s base salary was increased to $205,000.

For 2012, the Compensation Committee did not make any change in the base salary for Messrs. Mahoney, Tovin and Downs, since the 2011 base salary levels were consistent with the peer data, and increased the base salary for Messrs. Citrano and Lowenstein by $6,000 and $7,000, respectively, so that their base salaries for 2012 are $196,000 and $212,000, respectively.

Non-Equity Incentive Compensation. We have implemented the Incentive Compensation Plan for our executive officers, including the Named Executive Officers, and we have also implemented the Capital Appreciation Plan in which only the following Named Executive Officers participate: Messrs. Mahoney, Tovin and Downs.

The Incentive Compensation Plan is an annual cash-based incentive plan that is an integral part of the participant’s total compensation package and supports the continued growth and profitability of Belmont Savings Bank. Each year participants are awarded for the achievement of certain performance goals on a company-wide and individual basis. These goals are established at the beginning of each plan year and approved by the Compensation Committee. For 2011, the Incentive Compensation Plan required achievement of the following performance metrics: (1) deposit growth; (2) loan growth; (3) net interest income; (4) fee income; (5) non-interest expense; (6) net income; and (7) credit quality. Individually-based performance goals are determined for each individual, based on his or her responsibilities to Belmont Savings Bank. The weightings of corporate and individual goals are based on corporate title. For the President and Chief Executive Officer and Executive Vice Presidents, more weight is attributable to the satisfaction of company-wide performance goals than individual performance goals. For Senior Vice Presidents, company-wide performance goals are weighted the same as individual performance goals. For all other officers, more weight is attributable to the satisfaction of individual performance goals than company-wide performance goals. Each participant is eligible to an incentive bonus payment based on a range of his or her base salary if the company-wide and individual performance goals are met at the end of each plan year. Levels of achievement for each performance objective are set at “target” and “maximum,” such that the executive’s incentive bonus payment amount is determined by the level of achievement of each performance objective related to the executive.

For the 2012 plan year, the Compensation Committee retained the same performance metrics for the Incentive Compensation Plan, which are consistent with the business plan of BSB Bancorp, Inc.

The Capital Appreciation Plan is a long-term cash-based incentive plan that is designed to reward participants for increases in the equity capital of Belmont Savings Bank resulting from the ordinary business of Belmont Savings Bank, from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the stock offering, are excluded from consideration. The capital appreciation as of December 31, 2012, determines the pool, which can be up to 20% of the capital appreciation for certain Named Executive Officers. The bonus pool amount will increase by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014, provided the participant is employed with Belmont Savings Bank on such date. We have chosen to use both equity capital and ROA to determine the bonus pool amount because we believe the use of these combined measures is the appropriate balance for well-run institutions. The Capital Appreciation Plan will terminate in accordance with its terms following the 2012 plan year.

Please see “Executive Compensation—Incentive Compensation Arrangements” for a more thorough description of the Incentive Compensation Plan and the Capital Appreciation Plan.

Severance Agreements. We maintain severance agreements with Messrs. Mahoney, Tovin, Citrano, Downs and Lowenstein, which provide severance payments in the event of the executive’s involuntary or constructive termination of employment, including upon a termination following a change in control. The rationale for providing these payments is to provide security for our Named Executive Officers and stability among our senior management team. Please see “Executive Compensation—Severance Agreements” for a more thorough description of these agreements.

Retirement Plans. In addition to the compensation paid to the Named Executive Officers as described above, the Named Executive Officers are eligible to participate in our 401(k) plan on the same terms as other employees. Each eligible employee is permitted to defer his or her salary for retirement (subject to limitations under the Internal Revenue Code). We provide a 100% matching contribution on the first 2% of the participant’s salary deferral and 50% matching contribution on the next 3% of the participant’s salary deferral. We also provide a safe harbor non-elective employer contribution of 4% of each participant’s salary.

In connection with the conversion and stock offering, we adopted an employee stock ownership plan. The trustee of the employee stock ownership plan obtained a loan from BSB Bancorp, Inc. to purchase shares of BSB Bancorp, Inc. common stock in the conversion pursuant to applicable regulatory guidelines. The employee stock ownership plan provides our employees, including the Named Executive Officers, with additional retirement savings in the form of our common stock and encourages employee ownership in BSB Bancorp, Inc. See “Executive Compensation—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.

Messrs. Mahoney, Tovin and Downs are participants in our Supplemental Executive Retirement Plan (“SERP”), which we adopted in 2010. We are also a party to an amended supplemental retirement agreement with Mr. Citrano that was entered into in 1994 and has been subsequently updated to comply with changes in the tax laws. The SERP and the supplemental retirement agreement provide supplemental retirement benefits for Messrs. Mahoney, Tovin, Downs and Citrano, which will be paid in addition to the benefits they receive under the 401(k) plan. We provide these supplemental retirement benefits in order to remain competitive and to attract and retain our Named Executive Officers. See “Executive Compensation—Pension Benefits” for further description of the terms of our supplemental retirement arrangements.

Other Broad-Based Benefits. We offer various fringe benefits to our employees, including our Named Executive Officers. We provide group health, dental and vision insurance coverage to employees, with the employees being responsible for a portion of the premiums. In addition, we provide our Named Executive Officers with life insurance, long-term disability insurance, parking and cellular phone reimbursement, for which we pay the entire cost. The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Prospective Benefit Plans

Equity Incentive Plan. We intend to adopt a new stock-based incentive plan in accordance with applicable regulations at an annual or special meeting of stockholders to be held no sooner than one year after the completion of our stock offering. The plan will provide for grants of stock options and restricted stock awards. The Compensation Committee will use awards of stock options and restricted stock under the plan to align the interests of the Named Executive Officers with those of our stockholders.

Tax and Accounting Implications

In consultation with our advisors, we evaluate the tax and accounting treatment of our compensation program at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. However, to the greatest extent possible, we intent to structure our compensation program in a tax efficient manner.

Risk Management

The Compensation Committee believes that any risks arising from our compensation policies and practices for all of our employees, including our Named Executive Officers, are not reasonably likely to have a material adverse effect on BSB Bancorp, Inc. or Belmont Savings Bank. In addition, the Compensation Committee believes that the mix and design of the elements of our compensation program will encourage our senior management to act in a manner that is focused on the long-term valuation of BSB Bancorp, Inc. and Belmont Savings Bank.

The Compensation Committee regularly reviews our incentive-based plans to ensure that controls are in place so that our employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of BSB Bancorp, Inc. and Belmont Savings Bank. With respect to the Incentive Compensation Plan, the Compensation Committee reviews and approves both the company-wide and individual performance objectives that determine the bonus payments to be made thereunder. The performance objectives selected are customary performance metrics for financial institutions in our peer group. In addition, we instituted a clawback policy for our Incentive Compensation Plan, which allows us to recover any bonus payment made to any employee that was based on materially inaccurate financial statements or other materially inaccurate reporting or fraud. With respect to the Capital Appreciation Plan, all payouts thereunder will only occur if we are well-capitalized at the time of the payout on June 30, 2014. Furthermore, any payments payable under the plan are subject to an 18-month holdback period, which will ensure that the payments are determined based on accurate financial information related to our capital position.

Finally, by implementing our employee stock ownership plan in the conversion and our stock-based incentive plan following the completion of the conversion, we will put more of our common stock into the hands of our employees which will align their interests with those of our stockholders, and in turn will contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their common stock received under each plan.

Executive Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to, or earned by, Robert M. Mahoney, our President and Chief Executive Officer, John A. Citrano, our Executive Vice President, Chief Financial Officer and Corporate Secretary, Hal R. Tovin, our Executive Vice President and Chief Operating Officer, Christopher Y. Downs, our Executive Vice President—Consumer Lending and Auto Finance and Carroll M. Lowenstein, Jr., our Executive Vice President—Commercial Real Estate Lending for the years indicated. We refer to these individuals as “Named Executive Officers.”

Summary Compensation Table for the Year Ended December 31, 2011
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Non-Equity Incentive Plan ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert M. Mahoney(5)	2011	450,000	145,000	—	126,461	33,035	754,496
President and Chief Executive Officer	2010	290,769	85,000	—	28,336	10,384	414,489

John A. Citrano	2011	184,584	45,000	—	109,281	20,813	359,678
Executive Vice President, Chief Financial Officer and Corporate Secretary	2010	179,380	30,000	—	66,464	18,276	294,120

Hal R. Tovin(6)	2011	350,000	95,000	—	39,201	24,538	508,739
Executive Vice President and Chief Operating Officer	2010	169,615	40,000	—	8,532	4,038	222,185

Christopher Y. Downs(7)	2011	268,000	50,000	—	30,456	20,546	369,002
Executive Vice President—Consumer Lending and Auto Finance	2010	132,969	80,000	—	6,094	3,092	222,155

Carroll M. Lowenstein, Jr.(8)	2011	200,192	60,000	—	—	18,764	278,956
Executive Vice President—Commercial Real Estate Lending	2010	65,384	50,000	—	—	—	115,384

(1)	2011 salary information includes salary deferral contributions to the Belmont Savings Bank 401(k) Plan of $22,000 for Mr. Mahoney, $10,729 for Mr. Citrano, $19,500 for Mr. Tovin, $21,385 for Mr. Downs and $12,510 for Mr. Lowenstein.
(2)	Represents discretionary bonus payments awarded to the Named Executive Officers.
(3)	The amounts for Messrs. Mahoney, Tovin and Downs represent the change in the actuarial present value of each executive’s accumulated benefit under the Belmont Savings Bank Supplemental Executive Retirement Plan. The amount for Mr. Citrano represents the change in the actuarial present value of his accumulated benefit payable pursuant to his restated supplemental retirement agreement with Belmont Savings Bank.
(4)	The amounts reflect what we have paid for, or reimbursed, the applicable Named Executive Officer for various benefits and perquisites which we provide. A break-down of the various elements of compensation in this column is set forth in the table immediately following these notes.
(5)	Mr. Mahoney joined Belmont Savings Bank on May 13, 2010.
(6)	Mr. Tovin joined Belmont Savings Bank on July 6, 2010.
(7)	Mr. Downs joined Belmont Savings Bank on July 7, 2010 and received a $50,000 signing bonus and a $30,000 discretionary bonus.
(8)	Mr. Lowenstein joined Belmont Savings Bank on September 7, 2010 and received a $50,000 signing bonus.

All Other Compensation
Name	Year	Perquisites ($)(1)	Employer Contributions to 401(k) Plan ($)	ESOP Allocations(2)	Split Dollar Life Insurance ($)(3)	Total ($)

Robert M. Mahoney	2011	—	30,433	2,602	—	33,035

John A. Citrano	2011	—	16,094	2,482	2,237	20,813

Hal R. Tovin	2011	—	24,538	—	—	24,538

Christopher Y. Downs	2011	—	20,546	—	—	20,546

Carroll M. Lowenstein, Jr.	2011	—	18,764	—	—	18,764

(1)	For the year ended December 31, 2011, no Named Executive Officer received perquisites and personal benefits which exceeded $10,000 in the aggregate.
(2)	Represents the allocation of approximately 246.89 shares of BSB Bancorp, Inc. to Mr. Mahoney’s ESOP account and approximately 235.46 shares to Mr. Citrano’s ESOP account for 2011. The closing price of shares of BSB Bancorp, Inc. on December 31, 2011 was $10.54.
(3)	This amount represents Mr. Citrano’s imputed income related to split dollar life insurance that is used as an investment vehicle in connection with his restated supplemental retirement agreement with Belmont Savings Bank.

Severance Agreements

Belmont Savings Bank has entered into severance agreements with Messrs. Mahoney, Citrano, Tovin, Downs and Lowenstein.

Each executive will be entitled to severance payments and benefits in the event of his termination of employment under specified circumstances, including (i) involuntary termination of employment for reasons other than cause or (ii) voluntary termination for good reason. “Good Reason” is defined as (A) a material diminution in the executive’s base salary; (B) a material diminution in the executive’s authority, duties or responsibilities; (C) a material diminution in the authority, duties or responsibilities of the position to which the executive is to report; (D) a material diminution in the budget over which the executive retains authority; (E) a material change in the geographic location at which the executive must perform his duties; or (F) a material breach of the severance agreement by Belmont Savings Bank. In the event of the executive’s termination of employment as a result of any of these circumstances, the executive will be entitled to receive a severance payment equal to the sum of: (i) the executive’s annual base salary rate in effect on the date of termination, or if greater, the average annual base salary rate for the 12-month period ending on the date of termination, and (ii) the average annual bonus awarded to the executive during the prior two years, provided, however, that if such sum is less than the executive’s salary and bonus reported by Belmont Savings Bank in Box 1 of the IRS Form W-2 for the tax year immediately preceding the executive’s date of termination, then the severance payment will equal the executive’s salary and bonus reported in Box 1 of the IRS Form W-2. The severance payment will be distributed as follows: (i) the portion of the severance benefit that exceeds the “Code Section 409A Limit,” if applicable, will be payable in a lump sum within two and one-half months following the executive’s date of termination; and (ii) the remaining portion of the severance benefit will be payable for 12 months in accordance with Belmont Savings Bank’s payroll practice, provided that any undistributed balance on the first anniversary date of the executive’s date of termination will be distributed in a lump sum. The “Code Section 409A Limit” is equal to two times the lesser of: (i) the sum of the executive’s annualized compensation that was payable to the executive during the taxable year preceding the year in which the executive’s date of termination occurred; or (ii) the maximum amount of compensation that may be taken into account under a tax-qualified plan for each participant pursuant Code Section 401(a)(17), which for 2012 is $250,000. Each executive will also be entitled to continued health coverage for 12 months following his termination date. Each severance agreement provides that the executive will be subject to a non-competition and nonsolicitation covenant for 12 months following his date of termination.

In the event of a change in control (as defined in the agreements) followed by the executive’s involuntary termination or termination for good reason, the severance agreement will provide a benefit equal to three times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid in the prior three years (in the case of Messrs. Mahoney, Tovin and Downs) or two times the executive’s annual rate of base salary in effect on executive’s date of termination, or if greater, Executive’s average annual base salary for the 12-month period ending on the date of termination, and highest rate of bonus paid during the prior three years (in the case of Messrs. Citrano and Lowenstein). The severance benefit will be paid within 30 days following separation from service. In addition, the executive would be entitled to continued non-taxable health care and life insurance coverage at the expense of Belmont Savings Bank (or its acquirer) for three years (in the case of Messrs. Mahoney, Tovin and Downs) or two years (in the case of Messrs. Citrano and Lowenstein). In the event of an executive’s termination following a change in control, the noncompetition and non-solicitation provisions of the severance agreements will be inapplicable.

Incentive Compensation Arrangements

Incentive Compensation Plan. Belmont Savings Bank sponsors the Incentive Compensation Plan in order to recognize and reward a select group of executive officers for performance and the achievement of specific measurable annual goals. The Compensation Committee and the President and Chief Executive Officer have the authority to select the employees who will be eligible to participate in the plan. Prior to each plan year, the Compensation Committee establishes goals on a company-wide and individual basis. For 2011, Company-wide performance goals focused on the following performance metrics: (1) deposit growth; (2) loan growth; (3) net interest income; (4) fee income; (5) non-interest expense; (6) net income; and (7) credit quality. Based on 2011 results, the Bank achieved 60% of its performance goals. Individually-based performance goals are determined based on the participant’s personal goals related to his or her major projects and initiatives. Each performance objective is assigned a percentage weight to reflect its relative importance and the participant’s direct impact in meeting the performance objective. For the President and Chief Executive Officer and Executive Vice Presidents, company-wide performance goals are weighted at 75% and individual performance goals are weighted at 25%. For Senior Vice Presidents, company-wide performance goals are weighted at 50% and individual performance goals are weighted at 50%. For all other officers, company-wide performance goals are weighted at 25% and individual performance goals are weighted at 75%. Each participant is entitled to an incentive bonus payment based on a predetermined percentage of his or her annual base salary if the company-wide and individual performance goals are met. At the end of the 2011 plan year, the Board determined the level of achievement of each performance metric and assigned set the incentive compensation on the basis of such determinations. Since the Compensation Committee retained the discretion at year end to determine the weight assigned to each performance metric for purposes of determining the Named Executive Officers’ compensation under the Incentive Compensation Plan, the compensation achieved under the Incentive Compensation Plan has been listed in the bonus column of the Summary Compensation Table.

Capital Appreciation Plan. In 2010 Belmont Savings Bank adopted the Capital Appreciation Plan that is designed to reward certain named executive officers for any increase in the equity capital resulting from the ordinary business of Belmont Savings Bank from September 30, 2010 through December 31, 2012 (“capital appreciation”). Certain extraordinary items, such as the capital raised in the offering, are excluded from consideration. Messrs. Mahoney, Tovin and Downs are the only named executive officers eligible to participate in the plan. If there is any capital appreciation as of December 31, 2012, we will establish a pool equal to 20% of the capital appreciation. The bonus pool will increase by a dollar amount equal to 4% of the capital appreciation if Belmont Savings Bank’s return on assets (“ROA”) equals or exceeds the ROA targets established by the Compensation Committee for both 2011 and 2012. In 2011, the ROA target was not met. Since the ROA target was required to be met for both 2011 and 2012, there will be no increase in the bonus pool for having achieved this target. Each participant in the plan is entitled to receive a fixed percentage of the bonus pool, which will be payable on June 30, 2014 provided the participant is employed with Belmont Savings Bank on such date. If the participant is terminated by Belmont Savings Bank without cause or dies prior to June 30, 2014, the participant will be deemed to have been employed on June 30, 2014. If the participant terminates employment for any other reason prior to June 30, 2014, the participant will forfeit the right to receive any payment under the plan. The Capital Appreciation Plan will terminate in accordance with its terms following the 2012 plan year.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2011 for the Named Executive Officers.

Pension Benefits at and for the Fiscal Year Ended 2011
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)

Robert M. Mahoney	Supplemental Executive Retirement Plan	1	154,797	—

John A. Citrano	Restated Supplemental Retirement Agreement	17	872,208	—

Hal R. Tovin	Supplemental Executive Retirement Plan	1	47,733	—

Christopher Y. Downs	Supplemental Executive Retirement Plan	1	36,550	—

Supplemental Executive Retirement Plan. Effective October 1, 2010, Belmont Savings Bank adopted the Supplemental Executive Retirement Plan for a select group of management and highly compensated employees, as designated by the Board of Directors. Messrs. Mahoney, Tovin and Downs currently participate in the plan. Under the plan, each participant is entitled to an annual benefit that will be paid to the participant for 10 years, with the first payment to occur within 60 days following the later of: (i) the participant’s separation from service; or (ii) the date on which the participant attains age 62. The annual benefit is equal to the participant’s "final average compensation” multiplied by his “benefit percentage,” determined as of his date of termination. Final average compensation is defined as the participant’s average annual gross salary paid during the three consecutive calendar year period during which the participant’s base salary was at its highest during the final 60 month period of the participant’s employment with Belmont Savings Bank. Mr. Mahoney’s benefit percentage will be 20% if he has five or more years of service as of his termination date and will be 0% if he has less than five years of service as of his termination date. If Mr. Mahoney’s separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 4% for each year of service less than four. Messrs. Tovin’s and Downs’ benefit percentages will be 20% if they have 10 or more years of service on their termination date; (ii) 10% if they have five to nine years of service on their termination date; or (iii) 0% if they have less than five years of service on their termination date. If Messrs. Tovin’s and Downs’ separation from service is involuntary or due to a constructive termination, the benefit percentage of 20% will be reduced by 2% for each year of service that is less than nine. No benefits will be payable under the plan if the participant’s benefit percentage is less than 10%.

Restated Supplemental Retirement Agreement with Mr. Citrano. On December 23, 2008, Mr. Citrano and Belmont Savings Bank entered into a restated supplemental retirement agreement. This agreement supersedes the prior supplemental retirement agreement between the parties dated December 1, 1994. Pursuant to the agreement, the parties agreed to use bank-owned life insurance (“BOLI”) policies on the life of Mr. Citrano as investment vehicles to provide him with a supplemental retirement benefit and life insurance protection for his family. Under the agreement, Mr. Citrano is entitled to a supplemental retirement benefit in the event of his termination of employment at or after attaining age 55 and completing 10 or more years of service with Belmont Savings Bank. The supplemental retirement benefit is equal to (i) the actuarial present value of Mr. Citrano’s “average annual compensation” multiplied by the “applicable percentage” that would be payable for 20 years following his date of termination, minus (ii) the aggregate cash surrender value of Mr. Citrano’s BOLI that is required to be legally transferred to him following his termination date. The supplemental retirement benefit will be payable within 60 days following his termination date. “Average annual compensation” is determined based on Mr. Citrano’s highest three consecutive years of compensation earned prior to his termination date. The “applicable percentage” will be determined based on Mr. Citrano’s retirement age with the maximum percentage to be 51%, provided that his retirement age is 65. The applicable percentage of 51% will be reduced by a fixed percentage that correlates with Mr. Citrano’s retirement age if it is less than 65.

If Mr. Citrano voluntarily resigns prior to attaining age 55 and completing 10 years of service, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI minus the aggregate amount of policy premiums paid on the BOLI by Belmont Savings Bank If Mr. Citrano’s termination of employment is involuntary or due to a constructive termination, he will be entitled to a lump sum payment equal to the cash surrender value of his BOLI plus a gross-up payment to cover the federal and state taxes associated with the lump sum payment, provided, however, that the taxable income used to calculate the gross-up payment will not exceed the amount of premiums paid on the BOLI by Belmont Savings Bank. If Mr. Citrano’s termination is due to disability, he will be entitled to receive the supplemental retirement benefit calculated as if he had attained age 55 and completed 10 years of service. In calculating the supplemental retirement benefit, Mr. Citrano’s average annual compensation will be increased by 6% per year, beginning from the year in which Mr. Citrano became disabled and ending the year in which he would have attained age 55.

In the event of Mr. Citrano’s death while employed with Belmont Savings Bank, his beneficiary will be entitled to receive a lump sum payment equal to the total death proceeds of the BOLI minus the greater of: (i) the premiums paid on the BOLI by Belmont Savings Bank or (ii) the cash surrender value of the BOLI.

Tax-Qualified Benefit Plans

401(k) Plan. Belmont Savings Bank maintains the Belmont Savings Bank 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees can begin participation in the 401 (k) Plan on the first day of the month that coincides with or next follows the date the employee attains age 21 and completes three months of service. A participant may contribute up to 75% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2010 and 2011, the salary deferral contribution limit is $16,500, provided, however, that a participant over age 50 may contribute an additional $5,500 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Belmont Savings Bank will make matching contributions on 100% of the first 2% of a participant’s salary and 50% of the next 3% of a participant’s salary that is contributed to the 401(k) Plan. Belmont Savings Bank will also provide a safe harbor non-elective employer contribution of 4% of the participant’s salary for the plan year. A participant will be 100% vested in his or her employer matching contributions. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan will be payable in the form of a lump sum payment within 60 days after his or her termination of employment with Belmont Savings Bank.

Each participant has an individual account under the 401 (k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available.

Employee Stock Ownership Plan. Effective January 1, 2011, Belmont Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2011 participate in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee purchased, on behalf of the employee stock ownership plan, 5% of the total number of shares of BSB Bancorp, Inc. common stock issued in the offering (including shares contributed to the charitable foundation). The employee stock ownership plan purchased with a loan from BSB Bancorp, Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Belmont Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 30-year term of the loan. The interest rate for the employee stock ownership plan loan is an adjustable-rate equal to the prime rate, as published in The Wall Street Journal, on the closing date of the offering. Thereafter the interest rate will adjust annually to the prime rate on the first business day of the calendar year, retroactive to January 1 of such year.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account. Shares will be released from the suspense account on a pro-rata basis as the employee stock ownership plan repays the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants will vest in their benefit at a rate of 20% per year, beginning after the completion of their first year of service, such that the participants will be 100% vested upon completion of five years of credited service. Participants also will become fully vested upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

Under applicable accounting requirements, Belmont Savings Bank will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants will result in a corresponding reduction in BSB Bancorp, Inc.’s earnings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation Committee of the Board of Directors of

BSB Bancorp, Inc.

Robert J. Morrissey (Chairman)

John A. Borelli

S. Warren Farrell

John A. Greene

John A. Whittemore

Potential Payments Upon Termination or Change in Control

The following table sets forth estimates of the amounts that would be payable to the Named Executive Officers upon his voluntary resignation, retirement, involuntary termination or resignation for “good reason,” termination following a change in control, death or disability, if such termination were effective as of January 1, 2012, based on benefits and salaries in effect on December 31, 2011. The table does not include vested or accrued benefits under tax-qualified benefit plans that are disclosed elsewhere in the proxy statement. The actual amounts to be paid upon any future termination can only be determined at the time of such actual separation.

	Voluntary Resignation ($)		Normal Retirement ($)		Involuntary or Constructive Termination ($)		Involuntary or Constructive Termination after Change in Control ($)		Voluntary Resignation after a Change in Control ($)		Disability ($)		Death ($)
Robert M. Mahoney

Severance Agreement	—		—		577,840	(1)	1,824,349	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

John A. Citrano
Severance Agreement	—		—		240,340	(1)	500,706	(2)	—		—		—
Restated Supplemental Retirement Agreement	340,864	(4)	—	(5)	1,318,192	(6)	1,318,192	(7)	340,864	(8)	1,472,078	(9)	1,682,326	(10)

Hal R. Tovin
Severance Agreement	—		—		431,782	(1)	1,378,675	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Christopher Y. Downs
Severance Agreement	—		—		347,282	(1)	1,087,675	(2)	—		—		—
Supplemental Executive Retirement Plan (3)	—		—		—		—		—		—		—

Carroll M. Lowenstein, Jr.
Severance Agreement (1)	—		—		264,709	(1)	539,971	(2)	—		—		—

(1)	Reflects cash severance and the employer cost of continued medical and dental insurance for 12 months following the Named Executive Officer’s date of termination.
(2)	Reflects the cash severance and the employer cost of continued life, medical and dental insurance for 36 months (for Messrs. Mahoney, Tovin and Downs) or for 24 months (for Messrs. Citrano and Lowenstein) following the Named Executive Officer’s date of termination.
(3)	No benefits are payable under the Supplemental Executive Retirement Plan since the benefit percentage for Messrs. Mahoney, Tovin and Downs is less than 10% as of January 1, 2011.
(4)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies minus the aggregate premiums paid on the BOLI policies by Belmont Savings Bank.
(5)	No retirement benefit is payable under the agreement since Mr. Citrano has not attained age 55 as of January 1, 2011.
(6)	Reflects the cash surrender value of Mr. Citrano’s BOLI policies equal to $927,261, plus a tax gross-up payment equal to $390,931. The taxable income used to calculate the tax gross-up payment cannot exceed the aggregate amount of premiums paid on the BOLI policies by Belmont Savings Bank, which is equal to $586,397 as of December 31, 2011.
(7)	Reflects the same benefit that is payable as a result of Mr. Citrano’s involuntary or constructive termination. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(8)	Reflects the same benefit that is payable as a result of Mr. Citrano’s voluntary resignation. There is no enhancement to Mr. Citrano’s benefit as a result of a change in control.
(9)	Reflects a lump sum cash payment equal to $544,817, plus the aggregate cash surrender value of Mr. Citrano’s transferred BOLI policies equal to $927,261.
(10)	Represents the aggregate face value of Mr. Citrano’s BOLI policies minus their aggregate cash surrender value.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the President and Chief Executive Officer and those executive officers who report directly to the President and Chief Executive Officer. The Compensation Committee consists of directors Borelli, Farrell, Greene, Morrissey and Whittemore. None of these individuals was an officer or employee of BSB Bancorp, Inc. or Belmont Savings Bank during the year ended December 31, 2011, or is a former officer of BSB Bancorp, Inc. or Belmont Savings Bank.

During the year ended December 31, 2011, (i) no executive officer of Belmont Savings Bank (BSB Bancorp, Inc. was not yet incorporated at that date) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of Belmont Savings Bank; (ii) no executive officer of Belmont Savings Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of Belmont Savings Bank; and (iii) no executive officer of Belmont Savings Bank served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Belmont Savings Bank.

Other Information Relating to Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance

Our common stock is registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended. Our officers and directors and beneficial owners of greater than 10% of our common stock are required to file reports on Forms 3, 4 and 5 with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure in a company’s annual proxy statement and annual report on Form 10-K of the failure of an officer, director or 10% beneficial owner of our common stock to file a Form 3, 4 or 5 on a timely basis. Based on our review of ownership reports, no officer, director or 10% beneficial owner of our common stock failed to file such ownership reports on a timely basis for the year ended December 31, 2011.

Policies and Procedures for Approval of Related Persons Transactions

The Audit Committee has adopted a written and Procedures for Approval of Related Person Transactions which provides procedures for the review, approval and/or ratification of certain transactions required to be reported under applicable rules of the SEC. Pursuant to the policy, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with related persons, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Under these procedures, related persons consist of directors, executive officers, persons or entities known to the Company to be the beneficial owner of more than five percent of the outstanding class of the voting securities of the Company or immediate family members. Additionally, pursuant to our Code of Ethics and Conflict of Interest Policy, our directors and officers and directors must disclose any transactions with the Company or the Bank involving a conflict of interest.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Belmont Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2011, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Belmont Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2011, and were made in compliance with federal banking regulations.

Advance Notice of Business to be Conducted at an Annual Meeting

The Company’s Bylaws generally provide that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Stockholder Proposals

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 12, 2012. If next year’s annual meeting is held on a date more than 30 calendar days from May 9, 2012, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to BSB Bancorp, Inc., 2 Leonard Street Belmont, Massachusetts 02478. Communications to the Board of Directors should be in the care of John A. Citrano, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Robert J. Morrissey, the Chair of the Nominating Committee. It is in the discretion of the Nominating Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

A copy of the Company’s Annual Report on Form 10-K, without exhibits, for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, will be furnished without charge to persons who were stockholders as of the close of business on March 15, 2012 upon written request to John A. Citrano, Corporate Secretary, BSB Bancorp, Inc., 2 Leonard Street, Belmont, Massachusetts 02478.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

John A. Citrano
Corporate Secretary

Belmont, Massachusetts

April 5, 2012

REVOCABLE PROXY

BSB BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2012

6:00 p.m., Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of BSB Bancorp, Inc. (the “Company”), consisting of Robert J. Morrissey and S. Warren Farrell or either of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2012 at 6:00 p.m., Eastern time, at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts, and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed for a term of three years and until their respective successors have been elected and qualified (unless the “For All Except” box is marked and the instructions below are complied with).

Robert M. Mahoney, John A. Borelli, John W. Gahan, III, and John A. Whittemore

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent registered public accounting firm of BSB Bancorp, Inc. for the fiscal year ending December 31, 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	An advisory, non-binding vote to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	An advisory, non-binding vote regarding the frequency of voting on our executive compensation.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FIRST THREE LISTED PROPOSALS, AND A VOTE TO HOLD AN ADVISORY, NON-BINDING VOTE EVERY “ONE YEAR” IN VOTING ON THE FOURTH PROPOSAL.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the first three proposals listed, and to hold an advisory, non-binding vote every “ONE YEAR” on the fourth proposal. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012—THE NOTICE, THE PROXY STATEMENT, THE PROXY CARD, AND BSB BANCORP, INC.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.cfpproxy.com/7070.

BSB BANCORP, INC.

CONFIDENTIAL ESOP VOTING INSTRUCTIONS

SOLICITED ON BEHALF OF THE TRUSTEE OF

BELMONT SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012

The Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”) allows ESOP participants to vote the common stock of BSB Bancorp, Inc. (the “Company”). In accordance with ESOP procedures, participants who have shares allocated to their accounts have the right to direct the Trustee as to the voting of such shares at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 9, 2012, at 6:00 p.m., Eastern time, at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts. Therefore, as a participant in the ESOP, you are entitled to instruct the ESOP Trustee how to vote the shares of Company common stock allocated to your account at the Annual Meeting by completing and returning the ESOP Voting Instruction Card.

The ESOP Trustee is directed to vote the shares of Company common stock allocated to participants’ accounts in accordance with the voting instructions received from participants, so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended. The Company has retained Registrar and Transfer Company as its agent to receive the ESOP Voting Instruction Cards and to tabulate the results.

The Company is forwarding the Confidential ESOP Voting Instructions and ESOP Voting Instruction Card so that you may convey your voting instructions on the matters to be considered at the Annual Meeting and on such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Company is not aware of any other business to be brought before the Annual Meeting other than as set forth in the accompanying proxy statement. Your individual vote will not be revealed to the Company or the Bank. In order to direct the voting of the shares allocated to your account, you must complete, sign and date the ESOP Voting Instruction Card and return it in the accompanying postage-paid envelope to Registrar and Transfer Company at the following address: 10 Commerce Drive, Cranford, New Jersey 07016.

YOUR ESOP VOTING INSTRUCTION CARD MUST BE RECEIVED BY REGISTRAR AND TRANSFER COMPANY NO LATER THAN WEDNESDAY, MAY 2, 2012, ONE WEEK BEFORE THE ANNUAL MEETING DATE. YOUR INDIVIDUAL VOTE WILL NOT BE REVEALED TO THE COMPANY.

Your vote and the votes of other participants will be tallied by Registrar and Transfer Company, and the results provided to the Trustee who will:

1.	vote the shares held in the ESOP on each proposal specified on the ESOP Voting Instruction Card, based on the timely voting instructions it has received from participants (if no instruction is specified and the ESOP Voting Instruction Card is returned signed, the ESOP Voting Instruction Card will be considered a vote for each of the proposals stated and for the “one year” frequency option); and

2.	vote the shares held in the unallocated account, if any, all shares for which no timely instruction has been received, and shares for which participants vote to abstain in the same proportion as shares for which it has received timely voting instructions to vote on the proposals;

and in either case, so long as such vote is solely in the interests of participants and beneficiaries and in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended. The effect of the foregoing procedure is that all shares of the Company’s common stock held in the ESOP (including unallocated shares) will be voted FOR each of the first three proposals specified on the ESOP Voting Instruction Card and for the “one year” frequency option.

Thus, if you provide timely voting instructions, you, in effect, will be voting the shares allocated to your ESOP account and participating in the voting of unallocated shares and shares allocated to other ESOP participants’ accounts for which timely voting instructions are not received or an instruction to ABSTAIN is received.

VOTING INSTRUCTION CARD

BSB BANCORP, INC.—ESOP

ANNUAL MEETING OF STOCKHOLDERS

May 9, 2012

6:00 p.m., Eastern Time

The undersigned hereby directs the Trustee(s) of the Belmont Savings Bank Employee Stock Ownership Plan (the “ESOP”) to vote all shares of common stock of BSB Bancorp, Inc. (the “Company”) credited to the undersigned’s account(s), for which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 9, 2012 at 6:00 p.m., Eastern time, at the Oakley Country Club, 410 Belmont Street, Watertown, Massachusetts and at any adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Robert M. Mahoney, John A. Borelli, John W. Gahan, III, and John A. Whittemore

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of Shatswell, MacLeod & Company, P.C. as independent registered public accounting firm of BSB Bancorp, Inc. for the fiscal year ending December 31, 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	An advisory, non-binding vote to approve the compensation of the Company’s named executive officers.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	An advisory, non-binding vote regarding the frequency of voting on our executive compensation.

ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
☐	☐	☐	☐

If any other business is brought before the Annual Meeting, this form will be voted by the Trustee in a manner intended to represent the best interest of participants and beneficiaries of the ESOP. At the present time, the Company knows of no other business to be brought before the Annual Meeting.

If you do not return this form in a timely manner, shares representing your interest in the ESOP will be voted in a manner calculated to most accurately reflect the instructions the Trustee has received from participants regarding voting shares of allocated Company stock, subject to the determination that such a vote is for the exclusive benefit of plan participants and beneficiaries. Abstentions will be similarly treated, but solely with respect to the proposal for which an abstention is marked.

IF NO INSTRUCTIONS ARE SPECIFIED AND THIS FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE CONSIDERED A VOTE FOR EACH OF THE FIRST THREE LISTED PROPOSALS, AND A VOTE TO HOLD AN ADVISORY VOTE EVERY “ONE YEAR” IN VOTING ON THE FOURTH PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FIRST THREE LISTED PROPOSALS, AND A VOTE TO HOLD AN ADVISORY VOTE EVERY “ONE YEAR” IN VOTING ON THE FOURTH PROPOSAL.

Date:
Participant sign above

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS VOTING INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2012—THE NOTICE, THE PROXY STATEMENT, THE PROXY CARD, AND BSB BANCORP, INC.’S 2011 ANNUAL REPORT TO STOCKHOLDERS ARE EACH AVAILABLE AT http://www.cfpproxy.com/7070.